UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 21, 2008

Alabama Aircraft Industries, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-13829	84-0985295
(State of Incorporation)	(Commission File Number)	(IRS Employer IdentificationNumber)

1943 North 50th Street

Birmingham, Alabama 35212

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (205) 592-0011

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(e)	Adoption of Alabama Aircraft Industries, Inc. Executive Retention Plan

On January 21, 2008, the Compensation Committee of Alabama Aircraft Industries, Inc., formerly Pemco Aviation Group, Inc. (the “Company”), approved the Alabama Aircraft Industries, Inc. Executive Retention Plan (the “Executive Retention Plan”). The purpose of the Executive Retention Plan is to replace the Pemco Aviation Group, Inc. Separation Benefit Plan, which terminated on December 1, 2007, and to act as a retention incentive by providing certain executives of the Company with severance payments in the event their employment is terminated during 2008 by the Company without cause or by the executive for good reason. Coverage letters under the Executive Retention Plan are to be issued to the following three executive officers of the Company: Ronald A. Aramini, President and Chief Executive Officer, Randall C. Shealy, Senior Vice President and Chief Financial Officer, and Doris K. Sewell, Vice President—Legal and Corporate Affairs. Mr. Aramini, Mr. Shealy, and Ms. Sewell previously were covered by the Pemco Aviation Group, Inc. Separation Benefit Plan, which terminated on December 1, 2007 without any payments having been made to anyone under such plan.

If, prior to January 1, 2009, a covered executive’s employment is terminated by the Company without cause or by the executive for good reason, payments under the Executive Retention Plan are due if the executive is ineligible for severance payments under another existing employment letter, agreement, or arrangement. No payments will be made to a covered executive pursuant to the Executive Retention Plan if his or her employment is terminated by the Company at any time with cause or upon the executive’s resignation without good reason. For each covered executive, the Executive Retention Plan provides for severance payments in the form of base salary continuation for a 365-day period and the payment of a post-tax lump sum equal to the executive’s total group health insurance continuation (COBRA) premiums for the base salary continuation period. The Executive Retention Plan will terminate upon the later of December 31, 2008 or the date as of which all payments due to be made under it have been made.

Employment Letter with Ronald A. Aramini

On January 21, 2008, the Compensation Committee of the Company also approved an employment letter with Ronald A. Aramini, the Company’s President and Chief Executive Officer (the “Employment Letter”). The Employment Letter confirms the terms and conditions under which Mr. Aramini’s employment will continue following the expiration on December 31, 2007 of the provisions of his January 1, 2000 Amended and Restated Employment Agreement, as amended, that do not relate to the post-employment health insurance coverage for Mr. Aramini and his spouse. The Employment Letter does not affect the Executive Deferred Compensation Agreement Between Pemco Aviation Group, Inc. and Ronald Aramini, as amended, that was entered on May 3, 2002.

The Employment Letter provides that Mr. Aramini will continue to be employed as the Company’s President and Chief Executive Officer at an annual base salary of $285,000, will retain all previously vested stock options, and will continue to vest in all previously granted stock options that are not fully vested. Additional grants of stock options are at the discretion of the Company’s Board of Directors, will be subject to the applicable terms and conditions of the Company’s Nonqualified Stock Option Plan, and will become vested upon a change of control of the Company. Mr. Aramini’s target executive incentive compensation award will be 100% of his annual base salary, provided that up to 150% of the target award may be earned and that payment of any award is at the discretion of the Company’s Board of Directors. Finally, the Employment Letter, subject to the terms and conditions of applicable Company plans and policies, provides for employee benefit plan coverage, reimbursement of reasonable business expenses, payment of Board fees, and vacation time. These benefits are provided for in the employment agreements with the Company’s other executives as well, except that Mr. Aramini’s letter provides for the payment of Board fees.

The foregoing description of the terms of the Executive Retention Plan, the coverage letter under the Executive Retention Plan and the Employment Letter does not purport to be complete and is qualified in its entirety by reference to the Executive Retention Plan, the form of coverage letter under the Executive Retention Plan and the Employment Letter, copies of which are attached as exhibits to this Current Report on Form 8-K and which are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Alabama Aircraft Industries, Inc. Executive Retention Plan

10.2	Form of Coverage Letter under the Alabama Aircraft Industries, Inc. Executive Retention Plan

10.3	Employment Letter with Ronald A. Aramini

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 25, 2008	ALABAMA AIRCRAFT INDUSTRIES, INC.

	By:	/s/ Doris K. Sewell
	Name:	Doris K. Sewell
	Title:	Vice President—Legal and Corporate Affairs